Exhibit 15

July 14, 2003

Sizeler Property Investors, Inc.

Kenner, Louisiana

With respect to the registration statement to which this letter is filed as an exhibit, we acknowledge our awareness of the use therein of our report dated April 25, 2003 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

(Signed) KPMG LLP

New Orleans, Louisiana